EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 1, 2007

EXXON MOBIL CORPORATION ANNOUNCES

ESTIMATED RECORD 2006 RESULTS

	Fourth Quarter			Twelve Months
	2006	2005	%	2006	2005	%
Net Income
$ Millions	10,250	10,710	-4	39,500	36,130	9
$ Per Common Share
Assuming Dilution	1.76	1.71	3	6.62	5.71	16

Special Items
$ Millions	410	390		410	2,270

Earnings Excluding Special Items
$ Millions	9,840	10,320	-5	39,090	33,860	15
$ Per Common Share
Assuming Dilution	1.69	1.65	2	6.55	5.35	22

Capital and Exploration
Expenditures - $ Millions	5,069	5,331		19,855	17,699

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"Full year 2006 earnings excluding special items were a record $39,090 million driven by strong results in every business segment.

ExxonMobil continued to leverage its globally diverse resource base to bring additional crude oil and natural gas to market.  In 2006, spending on capital and exploration projects was $19.9 billion, an increase of 12% over 2005.  The results of our long-term investment program yielded an additional 172 thousand oil-equivalent barrels per day of production, a 4% increase over 2005.

The Corporation distributed a total of $32.6 billion to shareholders in 2006 through dividends and share purchases to reduce shares outstanding, an increase of 41% or $9.4 billion versus 2005.

ExxonMobil's fourth quarter earnings excluding special items were $9,840 million, down 5% from fourth quarter 2005.  Lower natural gas realizations and refining margins were partly offset by higher crude oil realizations and improved chemical margins.  Net income for the fourth quarter was down 4% from 2005."

FOURTH QUARTER HIGHLIGHTS

•

Earnings excluding special items were $9,840 million, a decrease of 5% or $480 million from the fourth quarter of 2005.

•

Net income of $10,250 million was down 4% and includes a special tax-related benefit of $410 million.  Fourth quarter 2005 net income included a special litigation gain of $390 million.

•

Spending on capital and exploration projects was $5.1 billion, a decrease of 5% versus 2005.

•

Excluding entitlement and divestment impacts, liquids production increased by 6%.

•

Cash flow from operations and asset sales was approximately $9.6 billion, including asset sales of $0.8 billion and $2.4 billion in contributions to the U.S. pension plan.

•

Earnings per share excluding special items were $1.69, an increase of 2%, reflecting strong earnings and the continuing reduction in the number of shares outstanding.

•

Production commenced from the Dalia field in Angola.  Dalia is estimated to contain nearly 1 billion barrels (gross) of recoverable reserves and is expected to reach peak production of about 225 kbd (gross) in the first quarter of 2007.

•

Early production of LNG began at Train 5 in the RasGas Joint Venture in Qatar.  Initial operations started up only 29 months after the contract award.  Completion of the offshore facilities that will supply natural gas to Train 5 on a long-term basis is anticipated by the end of the first quarter 2007.  Train 5 is designed to produce 4.7 million tons per year of LNG for anticipated delivery to markets in Asia and Europe.

Fourth Quarter 2006 vs. Fourth Quarter 2005

Upstream earnings were $6,220 million, down $818 million from the fourth quarter of 2005 primarily reflecting lower natural gas realizations and decreased volumes driven by lower European demand.

On an oil-equivalent basis, production decreased by 1% from the fourth quarter of 2005.  Excluding the impact of divestments and entitlements, production increased 2%.

Liquids production of 2,678 kbd (thousands of barrels per day) was 49 kbd higher.  Higher production from projects in West Africa and increased Abu Dhabi volumes were partly offset by mature field decline, and the impact of entitlements and divestments.  Excluding entitlement and divestment effects, liquids production increased by 6%.

Fourth quarter natural gas production was 9,301 mcfd (millions of cubic feet per day) compared with 9,822 mcfd last year.  Lower European demand and the impact of mature field decline were partly offset by higher volumes from projects in Qatar and the absence of 2005 hurricane effects.

Earnings from U.S. Upstream operations were $1,052 million, $735 million lower than the fourth quarter of 2005.  Non-U.S. Upstream earnings excluding special items were $5,168 million, down $83 million from 2005.

Downstream earnings were $1,960 million, down $430 million from the fourth quarter 2005, as lower refining and marketing margins more than offset the earnings benefit related to our continuing efforts to efficiently manage inventories.  Petroleum product sales were 7,447 kbd, 145 kbd lower than last year's fourth quarter, primarily due to divestments.

U.S. Downstream earnings were $945 million, down $213 million.  Non-U.S. Downstream earnings of $1,015 million were $217 million lower than the fourth quarter of 2005.

Chemical earnings excluding special items were $1,242 million, up $407 million from the fourth quarter of 2005 due to improved margins and higher volumes.  Prime product sales of 6,827 kt (thousands of metric tons) in the fourth quarter of 2006 were up 535 kt from the prior year.

Corporate and financing earnings excluding special items were $418 million, up $361 million, mainly due to tax items.

During the fourth quarter of 2006, Exxon Mobil Corporation purchased 115 million shares of its common stock for the treasury at a gross cost of $8.4 billion.  These purchases included $7.0 billion to reduce the number of shares outstanding and the balance to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 5,832 million at the end of the third quarter to 5,729 million at the end of the fourth quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

Full Year 2006 vs. Full Year 2005

Net income of $39,500 million ($6.62 per share) was a record and increased $3,370 million from 2005.  Net income for 2006 included a special item of $410 million for a tax-related benefit.  Net income for 2005 included special items totaling a gain of $2,270 million.  Excluding these impacts, earnings for 2006 increased by $5,230 million.

FULL YEAR HIGHLIGHTS

•

Earnings excluding special items were a record $39,090 million, an increase of 15% reflecting ExxonMobil's continuing strong performance across all business segments.

•

Earnings per share excluding special items increased by 22% due to strong earnings and the continuing reduction in the number of shares outstanding.

•

Net income was up 9%.  Net income for 2006 included a special gain of $410 million for a tax-related benefit.  Net income for 2005 included a $1,620 million special gain related to the restructuring of the Corporation's interest in the Dutch gas transportation business, a $460 million positive impact from the sale of the Corporation's interest in Sinopec, a $390 million litigation gain and a $200 million litigation charge.

•

Cash flow from operations and asset sales was approximately $52.4 billion, including $3.1 billion from asset sales.

•

The Corporation distributed a total of $32.6 billion to shareholders in 2006 through dividends and share purchases to reduce shares outstanding, an increase of $9.4 billion versus 2005.

•

Capital and exploration expenditures were $19.9 billion, an increase of $2.2 billion versus 2005.

•

Liquids production increased 10% excluding divestment and entitlement impacts.

Upstream earnings excluding special items were $26,230 million, an increase of $3,501 million from 2005.  Higher liquids and natural gas realizations were partly offset by higher operating expenses.

On an oil-equivalent basis, production increased 4% from last year.  Excluding divestment and entitlement effects, production increased by 7%.

Liquids production of 2,681 kbd increased by 158 kbd from 2005.  Higher production from projects in West Africa and increased Abu Dhabi volumes were partly offset by mature field decline, entitlement effects and divestment impacts.  Excluding entitlement effects and divestments, liquids production increased 10%.

Natural gas production of 9,334 mcfd, increased 83 mcfd from 2005.  Higher volumes from projects in Qatar were partly offset by mature field decline.

Earnings from U.S. Upstream operations for 2006 were $5,168 million, a decrease of $1,032 million.  Earnings outside the U.S., excluding special items, were $21,062 million, $4,533 million higher than 2005.

Downstream earnings excluding special items were $8,454 million, an increase of $572 million from 2005 reflecting stronger worldwide refining margins and marketing margins, partly offset by lower refining throughput.  Petroleum product sales of 7,247 kbd decreased from 7,519 kbd in 2005, primarily due to lower refining throughput and divestments.

U.S. Downstream earnings excluding special items were $4,250 million, up $139 million.  Non-U.S. Downstream earnings excluding special items were $4,204 million, $433 million higher than last year.

Chemical earnings excluding special items were $4,382 million, up $979 million from 2005.  Margins and volumes were both higher.  Prime product sales were 27,350 kt, up 573 kt from 2005.

Corporate and financing earnings excluding special items were $24 million, an increase of $178 million, mainly due to higher interest income.

Gross share purchases in 2006 were $29.6 billion which reduced shares outstanding by 6.6%.

Estimates of key financial and operating data follow.  Financial data, except per share amounts, are expressed in either millions or billions of dollars.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on February 1, 2007.  To listen to the event live or in archive, go to our website at "www.exxonmobil.com".

Statements in this release relating to future plans, projections, events, or conditions are forward-looking statements.  Actual results, including project plans and related expenditures, resource recoveries, timing, and capacities, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; political events or disturbances; reservoir performance; the outcome of commercial negotiations; potential liability resulting from pending or future litigation; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2005 Form 10-K.  We assume no duty to update these statements as of any future date.

Consistent with previous practice this press release includes both net income and earnings excluding special items.  Earnings that exclude special items are a non-GAAP financial measure and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  Calculation of this cash flow is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures is contained on pages 28 and 29 in the 2005 Form 10-K and is also available through the Investor Information section of our website at "www.exxonmobil.com".

Attachment I

EXXON MOBIL CORPORATION
FOURTH QUARTER 2006
(millions of dollars, unless noted)
	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
Earnings / Earnings Per Share

Total revenues and other income[1]	90,028	99,344	377,635	370,680
Total costs and other deductions[1]	74,467	81,626	310,233	311,248
Income before income taxes	15,561	17,718	67,402	59,432
Income taxes	5,311	7,008	27,902	23,302
Net income (U.S. GAAP)	10,250	10,710	39,500	36,130

Net income per common share (dollars)	1.77	1.72	6.68	5.76

Net income per common share
- assuming dilution (dollars)	1.76	1.71	6.62	5.71

Other Financial Data

Dividends on common stock
Total	1,853	1,795	7,628	7,185
Per common share (dollars)	0.32	0.29	1.28	1.14

Millions of common shares outstanding
At December 31			5,729	6,133
Average - assuming dilution	5,816	6,211	5,970	6,322

Shareholders' equity at December 31			113,844	111,186
Capital employed at December 31			123,855	121,291

Income taxes	5,311	7,008	27,902	23,302
Sales-based taxes	6,742	7,829	30,381	30,742
All other taxes	10,820	10,871	42,393	44,571
Total taxes	22,873	25,708	100,676	98,615

ExxonMobil's share of income taxes
of equity companies	609	466	1,920	2,226

[1] Fourth quarter 2005 included $7,704 million and twelve months of 2005 included $30,810 million for purchases/sales contracts with the same counterparty.  These transactions are reported on a net basis in
  2006.

Attachment II

EXXON MOBIL CORPORATION
FOURTH QUARTER 2006
(millions of dollars)
	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
Net Income (U.S. GAAP)
Upstream
United States	1,052	1,787	5,168	6,200
Non-U.S.	5,168	5,251	21,062	18,149
Downstream
United States	945	1,158	4,250	3,911
Non-U.S.	1,015	1,232	4,204	4,081
Chemical
United States	384	281	1,360	1,186
Non-U.S.	858	944	3,022	2,757
Corporate and financing	828	57	434	(154)
Corporate total	10,250	10,710	39,500	36,130
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	1,620
Downstream
United States	0	0	0	(200)
Non-U.S.	0	0	0	310
Chemical
United States	0	0	0	0
Non-U.S.	0	390	0	540
Corporate and financing	410	0	410	0
Corporate total	410	390	410	2,270
Earnings Excluding Special Items
Upstream
United States	1,052	1,787	5,168	6,200
Non-U.S.	5,168	5,251	21,062	16,529
Downstream
United States	945	1,158	4,250	4,111
Non-U.S.	1,015	1,232	4,204	3,771
Chemical
United States	384	281	1,360	1,186
Non-U.S.	858	554	3,022	2,217
Corporate and financing	418	57	24	(154)
Corporate total	9,840	10,320	39,090	33,860
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	8.8	10.5	49.3	48.2
Sales of subsidiaries, investments and property, plant and equipment	0.8	1.4	3.1	6.0
Cash flow from operations and asset sales	9.6	11.9	52.4	54.2

Attachment III

EXXON MOBIL CORPORATION
FOURTH QUARTER 2006

	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	404	431	414	477
Canada	316	356	312	346
Europe	516	539	520	546
Africa	772	795	781	666
Asia Pacific/Middle East	487	330	485	331
Russia/Caspian	144	131	127	107
Other	39	47	42	50
Worldwide	2,678	2,629	2,681	2,523

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,588	1,620	1,625	1,739
Canada	818	912	851	918
Europe	4,108	4,804	4,086	4,315
Asia Pacific/Middle East	2,601	2,303	2,596	2,114
Russia/Caspian	110	98	92	77
Other	76	85	84	88
Worldwide	9,301	9,822	9,334	9,251

Oil-equivalent production (koebd)[1]	4,228	4,266	4,237	4,065

[1]Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FOURTH QUARTER 2006

	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
Petroleum product sales (kbd)[1]
United States	2,851	2,816	2,729	2,822
Canada	483	517	473	498
Europe	1,779	1,863	1,813	1,824
Asia Pacific	1,530	1,613	1,461	1,561
Other	804	783	771	814
Worldwide	7,447	7,592	7,247	7,519

Gasolines, naphthas	2,952	2,969	2,866	2,957
Heating oils, kerosene, diesel	2,303	2,290	2,191	2,230
Aviation fuels	652	626	651	676
Heavy fuels	677	732	682	689
Specialty products	863	975	857	967
Total	7,447	7,592	7,247	7,519

Refinery throughput (kbd)
United States	1,837	1,669	1,760	1,794
Canada	456	479	442	466
Europe	1,616	1,717	1,672	1,672
Asia Pacific	1,474	1,484	1,434	1,490
Other	315	303	295	301
Worldwide	5,698	5,652	5,603	5,723

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,775	2,228	10,703	10,369
Non-U.S.	4,052	4,064	16,647	16,408
Worldwide	6,827	6,292	27,350	26,777
[1] Petroleum product sales data is reported net of purchases/sales contracts with the same counterparty.

Attachment V

EXXON MOBIL CORPORATION
FOURTH QUARTER 2006
(millions of dollars)

	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
Capital and Exploration Expenditures
Upstream
United States	713	542	2,486	2,142
Non-U.S.	3,357	3,852	13,745	12,328
Total	4,070	4,394	16,231	14,470
Downstream
United States	197	213	824	753
Non-U.S.	551	535	1,905	1,742
Total	748	748	2,729	2,495
Chemical
United States	78	61	280	243
Non-U.S.	153	108	476	411
Total	231	169	756	654

Other	20	20	139	80

Worldwide	5,069	5,331	19,855	17,699

Exploration expenses charged to income
included above
Consolidated affiliates
United States	59	54	243	157
Non-U.S.	314	278	925	795
Equity companies - ExxonMobil share
United States	2	0	2	0
Non-U.S.	4	0	9	17
Worldwide	379	332	1,179	969

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2002
First Quarter	2,090	0.30
Second Quarter	2,640	0.40
Third Quarter	2,640	0.39
Fourth Quarter	4,090	0.60
Year	11,460	1.69

2003
First Quarter	7,040	1.05
Second Quarter	4,170	0.63
Third Quarter	3,650	0.55
Fourth Quarter	6,650	1.01
Year	21,510	3.24

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.74
Third Quarter	10,490	1.79
Fourth Quarter	10,250	1.77
Year	39,500	6.68